Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-132881) and related Prospectus of Aventine Renewable Energy Holdings, Inc. for the registration of 20,881,025 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 2007, with respect to the consolidated financial statements of Aventine Renewable Energy Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

St. Louis, Missouri
April 26, 2007